                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                                Spyglass, Inc.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   852192103
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    852192103                      13G              Page 2 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates
            I.R.S. #13-6300995


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         184,160

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             184,160


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            184,160


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            1.55%


    12      TYPE OF REPORTING PERSON*

            PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 16 pages

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CUSIP No.    852192103                   13G                Page 3 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates II, L.P.
            I.R.S. #13-3844754

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         82,558

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             82,558


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            82,558


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.69%


    12      TYPE OF REPORTING PERSON*

            PN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 16 pages

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CUSIP No.    852192103                   13G                Page 4 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peter O. Crisp
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          50,082

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         266,718

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          50,082
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             266,718


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            316,800


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.66%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 16 pages

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CUSIP No.    852192103                   13G                Page 5 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony B. Evnin
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          47,998

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         266,718

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          47,998
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             266,718


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            314,716


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            2.65%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 16 pages

CUSIP No.    852192103                   13G                Page 6 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David R. Hathaway
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                                      5      SOLE VOTING POWER
            NUMBER OF                        17,357
             SHARES
          BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                         266,718
              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON                          17,357
              WITH
                                      8      SHARED DISPOSITIVE POWER
                                             266,718




    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            284,075


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.39%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 16 pages

CUSIP No.    852192103                   13G                Page 7 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick F. Latterell
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                                      5      SOLE VOTING POWER
            NUMBER OF                        47,802
             SHARES
          BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                         266,718
              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON                          47,802
              WITH
                                      8      SHARED DISPOSITIVE POWER
                                             266,718


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            314,520


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            2.64%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 16 pages

CUSIP No.    852192103                   13G                Page 8 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ted H. McCourtney
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                                      5      SOLE VOTING POWER
            NUMBER OF                        60,630
             SHARES
          BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                         266,718
              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON                          60,630
              WITH
                                      8      SHARED DISPOSITIVE POWER
                                             266,718


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            327,348


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.75%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 16 pages

CUSIP No.    852192103                   13G                Page 9 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ray A. Rothrock
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                                      5      SOLE VOTING POWER
            NUMBER OF                        9,200
             SHARES
          BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                         266,718
              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON                          9,200
              WITH
                                      8      SHARED DISPOSITIVE POWER
                                             266,718


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            275,918


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            2.32%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 9 of 16 pages

CUSIP No.    852192103                   13G                Page 10 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kimberley A. Rummelsburg
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


                                      5      SOLE VOTING POWER
            NUMBER OF                        0
             SHARES
          BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                         269,660
              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON                          0
              WITH
                                      8      SHARED DISPOSITIVE POWER
                                             269,660


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            269,660


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /



    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            2.27%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 10 of 16 pages

CUSIP No.    852192103                      13G              Page 11 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony Sun
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.


                                      5      SOLE VOTING POWER
            NUMBER OF                        0
             SHARES
          BENEFICIALLY                6      SHARED VOTING POWER
            OWNED BY                         304,275
              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER
             PERSON                          0
              WITH
                                      8      SHARED DISPOSITIVE POWER
                                             304,275

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            304,275


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*



    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            2.56%


    12      TYPE OF REPORTING PERSON*

            IN


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 11 of 16 pages

                  Introduction:     This Amendment No. 1 amends a Statement on
Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 13, 1996 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Peter
O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Spyglass, Inc.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  Spyglass, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  1240 East Diehl Road, Suite 304
                  Naperville, Illinois 60563

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Peter O. Crisp
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Peter O. Crisp, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock


Item 2(e)         CUSIP Number

                  852192103

Item 3            Not applicable.

                          Page 12 of 16 pages

Item 4            Ownership

                  (a) and (b)

                  Venrock beneficially owns 184,160 shares or 1.55% of the outstanding shares of common stock. Venrock II beneficially owns 82,558 shares or 0.69% of the outstanding shares of common stock.

                  Peter O. Crisp beneficially owns 316,800 shares or 2.66% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 314,716 shares or 2.65% of the outstanding shares of common stock. David R. Hathaway beneficially owns 284,075 shares or 2.39% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 314,520 shares or 2.64% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 327,348 shares or 2.75% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 275,918 shares or 2.32% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 269,660 shares or 2.27% of the outstanding shares of common stock. Anthony Sun beneficially owns 304,275 shares or 2.56% of the outstanding shares of common stock.

                  (c)

                  Venrock has shared voting and dispositive power over 184,160 shares of common stock. Venrock II has shared voting and dispositive power over 82,558 shares of common stock. Peter O. Crisp has sole voting and dispositive power over 50,082 shares of common stock and shared voting and dispositive power over 266,718 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 47,998 shares of common stock and shared voting and dispositive power over 266,718 shares of common stock. David R. Hathaway has sole voting and dispositive power over 17,357 shares of common stock and shared voting and dispositive power over 266,718 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 47,802 shares of common stock and shared voting and dispositive power over 266,718 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 60,630 shares of common stock and shared voting and dispositive power over 266,718 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 9,200 shares of common stock and shared voting and dispositive power over 266,718 shares of common stock. Kimberley A. Rummelsburg has shared voting and dispositive power over 269,660 shares of common stock. Anthony Sun has shared voting and dispositive power over 304,275 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class

                  This Amendment No. 1 to the Schedule is being filed to report the fact that each of the reporting persons has ceased to be the beneficial owner of more than five percent of the outstanding shares of common stock.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person


                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                  Not applicable.

                          Page 13 of 16 pages

Item 8            Identification and Classification of Members of the Group


                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group


                  Not applicable.


Item 10           Certification

                  Not applicable.

                          Page 14 of 16 pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement in true, complete and correct.



February 14, 1997                      VENROCK ASSOCIATES

                                       By:     /s/ Ted H. McCourtney
                                           -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                      VENROCK ASSOCIATES II, L.P.


                                       By:       /s/ Ted H. McCourtney
                                           -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                      GENERAL PARTNERS

                                                 /s/ Peter O. Crisp
                                                 -------------------------------
                                                 Peter O. Crisp

                                                 /s/ Anthony B. Evnin
                                                 -------------------------------
                                                 Anthony B. Evnin

                                                 /s/ David R. Hathaway
                                                 -------------------------------
                                                 David R. Hathaway

                                                 /s/ Patrick F. Latterell
                                                 -------------------------------
                                                 Patrick F. Latterell



                                                 /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney

                                                 /s/ Ray A. Rothrock
                                                 -------------------------------
                                                 Ray A. Rothrock

                                                 /s/ Kimberley A. Rummelsburg
                                                 -------------------------------
                                                 Kimberley A. Rummelsburg

                                                 /s/ Anthony Sun
                                                 -------------------------------
                                                 Anthony Sun

                                                                   Exhibit 1

                                    AGREEMENT

                  Pursuant to Rule 13d-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 1997                      VENROCK ASSOCIATES

                                       By:     /s/ Ted H. McCourtney
                                           -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                      VENROCK ASSOCIATES II, L.P.


                                       By:       /s/ Ted H. McCourtney
                                           -------------------------------
                                                 Ted H. McCourtney
                                                 General Partner

February 14, 1997                      GENERAL PARTNERS

                                                 /s/ Peter O. Crisp
                                                 -------------------------------
                                                 Peter O. Crisp

                                                 /s/ Anthony B. Evnin
                                                 -------------------------------
                                                 Anthony B. Evnin

                                                 /s/ David R. Hathaway
                                                 -------------------------------
                                                 David R. Hathaway

                                                 /s/ Patrick F. Latterell
                                                 -------------------------------
                                                 Patrick F. Latterell



                                                 /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney

                                                 /s/ Ray A. Rothrock
                                                 -------------------------------
                                                 Ray A. Rothrock

                                                 /s/ Kimberley A. Rummelsburg
                                                 -------------------------------
                                                 Kimberley A. Rummelsburg

                                                 /s/ Anthony Sun
                                                 -------------------------------
                                                 Anthony Sun